Exhibit 99.1

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WidePoint Corporation

First Quarter 2018 Earnings Call

March 14, 2018

C O R P O R A T E P A R T I C I P A N T S

David Fore, Moderator, Hayden IR

Jin Kang, Executive Vice President, Chief Executive Officer, President and Director

Jason Holloway, Executive Vice President and Chief Sales & Marketing Officer

Kito Mussa, Executive Vice President and Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Michael Crawford, B. Riley & Co.

P R E S E N T A T I O N

Operator:

Welcome to WidePoint First Quarter 2018 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. Should you require Operator assistance during the conference, please press star, zero to take on Operator. Please note this conference is being recorded.

I would now turn the conference over to your host David Fore with Hayden IR. Thank you. You may begin.

David Fore:

Thank you, operator. Good afternoon and thank you for joining WidePoint's 2018 First quarter financial results conference call. With me today on the call are WidePoint's President and CEO, Jin Kang; as well as Jason Holloway, Chief Sales and Marketing Officer; and WidePoint's Chief Financial Officer, Kito Mussa.

Jin will provide an overview of the quarter's recent developments, accomplishments and an overview of the strategy. Jason will provide a sales and marketing update, and Kito will provide a financial overview and outlook. At that point, we'll open the call to questions from analysts and institutional shareholders.

Before I turn the call over to Jin, I'd like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts, are intended to identify forward-looking statements.

These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factors sections of WidePoint's Annual Report on Form 10-K, its quarterly reports on Form 10-Q and other SEC filings and the company's press releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect any events or circumstances that may arise after this conference call, except as required by law.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	1

I’ll now turn the call over to WidePoint's CEO, Jin Kang for opening remarks. Please go ahead Jin.

Jin Kang:

Thank you, Dave, and good afternoon to you all. Thank you all for joining us today to review our first quarter 2018 financial results.

Over the past year, we have executed on our new corporate strategy, which is to increase revenues from our higher margin product lines, return to topline growth and leverage our fixed cost operating structure to return to profitability. We have reinvigorated our team and fully aligned our sales and marketing resources to support our Trusted Mobility Management, or TM2 offerings.

We are now on our third consecutive quarter of positive Adjusted EBITDA, and we expect to be Adjusted EBITDA positive on a quarterly basis going forward. We are confident that we have turned the corner at this point, and we will continue to make progress on our profitability.

In the first quarter, we reduced operating expenses by more than 13% compared to last year. Meanwhile, even as we are cutting costs, we are delivering topline growth. This is our second consecutive quarter of year-over-year expansion. In fact, this quarter is the strongest quarter we've seen on the topline since the third quarter of 2016. The first quarter traditionally has been our slowest quarter of the year, so we're happy to report a strong performance today. So now we're not just working harder, we're working smarter.

Externally, the changes in cost structures are fairly evident, and we've made significant changes in our corporate culture as well. We've consolidated our personnel into a small number of key locations to leverage synergies among our staff and to eliminate redundancies. We've aligned our commission structures for both internal sales force and channel partners to focus on higher margin, profitable business opportunities, and we've rebranded our offerings under one umbrella, the WidePoint TM2.

This framework has taken hold across the Company, and we are actively marketing our combined solution set to both new and existing customers. Our core capabilities in Telecom Lifecycle Management, Identity Management and Bill Presentment and Analytics under the TM2 umbrella securely supports and manages our clients' mobile assets across the enterprise. We are focusing on adding new capabilities to further differentiate ourselves from our competitors in the market. We are the only provider in the market today that can provide all three of these capabilities in one integrated solution.

So far, we have met the guidance that we've issued previously, and we continue to anticipate that the cost savings actions that were taken during this and preceding quarters will provide annual savings of over $3 million in our operating expenses. We remain committed to our 2018 goals of topline growth and improved profitability through our organic growth and through our up-selling and cross-selling efforts. Jason will have more on this in his prepared remarks.

Now that we have a stabilized and a growing Company, we are looking for the other opportunities for vertical and horizontal integrations of products, services and customers to continue our growth trajectory. We are positioning the Company for continued growth and profitability on a GAAP basis.

Lastly, we are on track for the U.S. Coast Guard to start on September 1 of this year, and we will provide updates on the rollout as we approach the launch date.

Now I'll turn the call over to Jason, who will provide an update on our sales and marketing efforts and the sales pipeline. Kito will then follow with details of our financial performance in his prepared remarks. Jason?

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Jason Holloway:

Thank you, Jin. Good afternoon, fellow shareholders. In the first quarter, we successfully closed a number of re-competes, including, but not limited to the U.S. Army Corps of Engineers, valued at more than $4 million over three years; the Department of Health and Human Services; the Overseas Private Investment Corporation; Department of Homeland Security Headquarters; and a Department of Homeland Security component agency.

We've also had a busy start to the second quarter. In April, we announced additional awards with the U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and one of the institutes of NIH for wireless management services. As well as four follow-on federal successful re-competes for the Identity Management group.

The total sales pipeline has increased 20% over the same period last year, with 15% more from potential commercial customers. Cross-selling opportunities to existing customers is tracking to expectations, with a typical close cycle of six to nine months. To be clear, there is always the chance we may not close any of the opportunities in our sales pipeline. That said, we are focused on three very large commercial deals in the pipeline that we are trying to close in 2018, which would raise our profile in the industry and give us nice momentum going forward.

I am pleased with the core sales team we have in place, who are working very hard to identify new opportunities and close deals. We are 100% focused on delivering growth and will continue to maintain our momentum throughout 2018.

Now I will hand the call over to Kito.

Kito Mussa:

Thank you, Jason. I'll first discuss the progress we made towards achieving our financial goals, then dive into the details of our first quarter results, and then turn it back over to Jin. Also, you can find additional information on our first quarter 2018 Form 10-Q report, which was filed with the U.S. Securities and Exchange Commission just prior to the earnings call.

We finished our first quarter with an 8% increase in revenues to $20.1 million from $18.6 million last year. We narrowed our GAAP net losses to $462,000 from $1.2 million last year, and we reported positive Adjusted EBITDA of approximately $87,000 as compared to negative $722,000 last year. Our increased revenue for the quarter was primarily driven by a $1.8 million U.S. Air Force re-compete contract, which we were awarded and delivered in the first quarter of 2018.

Our improved gross profit, lower GAAP net losses and positive Adjusted EBITDA were predominantly driven by cost savings actions taken last year, which removed more than $3 million in annual costs from our operations. We are carefully watching our costs and will continue to drive savings through automation of our services wherever practical. Additionally, there were no significant onetime charges or any significant fundamental changes in either our contracts with customers or our operations during the first quarter that impacted our results.

In terms of our financial position, we exited the first quarter with cash of approximately $7.4 million, net working capital of approximately $2.6 million and approximately $4.1 million available to draw down against our credit facility with Access National Bank. The increase in cash was temporary in nature due to administrative accounts payable processing delays at the end of the month. Also, as previously disclosed this month, we successfully renewed our credit facility with Access National Bank through April 2019. Before I turn it back over to Jin, I'd like to reiterate that as a Company, we've cut costs, we've right-sized the Company in both employees and properties and we've continued to execute on our plan in 2018. We were Adjusted EBITDA positive for this quarter and the previous two quarters, and we expect to be Adjusted EBITDA positive going forward as we pursue our longer-term goal of GAAP profitability.

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So with that, I'd like to turn it back over to Jin.

Jin Kang:

Thank you, Kito. Thank you, Jason. At this time, we are ready for questions from our participants.

Operator, will you please open up the calls for questions?

Operator:

Thank you. At this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. If at any time you wish to remove your question from the queue, please press star, two. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Our first question is from Mike Crawford, with B. Riley.

Michael Crawford:

Thanks. Can we start with the segment breakout between managed services revenue and carrier services?

Kito Mussa:

Hi, Mike. Sure. What do you want to know?

Michael Crawford:

Well, how about the revenue and the margins for each?

Kito Mussa:

Yes, we don't have segments. What we've done in our Q is we've gone in and we've broken out in detail the types of revenues we get within our managed services component. So we had about $4.9 million in managed service fees, about $604,000 billable service fees, these are basically time and material related contracts, and then reselling and other, this will be everything else. It's about $2.8 million for the first quarter of 2018.

Michael Crawford:

So, I can get the rest of that from there. The commercial-three large commercial deals you are pursuing. One; why such a long sales cycle? Then two; are these companies ones that you've had pilots with or previously been pursuing and now are coming back for, perhaps, a bigger bite?

Jason Holloway:

Yes, that is correct. So it’s a long sales cycle, Mike, that's just the nature of our business. We've actually stated that before. So unfortunately, that is the sales cycle, and number two; yes, one of the three large deals, there's been a number of extensive interaction of not only meeting with the customer, but significant RFP work, determining the requirements. We've already done a significant number of pre-selling as well as a number of satisfactory demos. So, there's been a lot of activity on that side.

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Michael Crawford:

Jason, maybe a follow-up to that. Were there other companies that also started down this pilot path that are no longer in the pipeline? Or how would you quantify what's in now versus how much is maybe turned out to not to work out?

Jason Holloway:

I think what you're asking is what is the quality of these three large opportunities, and I think the opportunities that we are mentioning here, we consider it qualified opportunities, and this is within our sales pipeline, and what that means is that we have–what we’ve put in our sales pipeline are those opportunities that we have a 50% or greater chance of a win. Were there other customers that were in this pipeline that we didn't ultimately win? There have been a few, but we feel pretty good about these opportunities.

Michael Crawford:

Okay, yes. That's exactly is what I was asking. Then, separately, on the Coast Guard, so September 1 sounds like a hard start date, and in the past, there had been some expectations for certain revenue levels that were significant, and how much should we rely on that past kind of expectation for what the Coast Guard could mean for WidePoint or maybe you can maybe reset what the Coast Guard might mean to the Company once it gets up and running full swing.

Jin Kang:

The 1st of September is the current tentative date. We feel that, that's a pretty solid date, but as the Federal Government does, is they have the right to change any of these dates, but we feel that it's a fairly strong date. In terms of the size of the opportunity, in terms of revenue, we're probably looking at roughly $7 million, $7.5 million in annual revenues. So that's a pretty material piece of work once we get fully ramped up. So, if we start first of September, a lot of the work has been completed in terms of implementation and configuration. We could probably see the revenues coming in probably towards the end of October, beginning of November, assuming a September 1 start.

Michael Crawford:

Okay, great. Then final question is, given the recurring revenue run rate you are on now plus the addition just of the Coast Guard, that gets you up to the ballpark of what in the past, you've called a targeted financial model with significantly better margins at that kind of $90 million-ish revenue that might be possible once the Coast Guard is fully up and running, and I'm wondering if there is any difference in thoughts on what the financial profile might look like now at that level.

Kito Mussa:

No, good question, Mike. This is Kito. You are not too far of the mark, probably closer to the mid-80s, potentially up to the high end, as you mentioned. As far as the profit profile, maybe very similarly situated to our traditional customers, so I wouldn't see a huge change in terms of the profit profile. The only thing that helps us is if we can do the on-boarding more efficiently, and we get better each time we do this, that certainly helps, but it wouldn't be anything significant that we should change what's been previously put out there.

Michael Crawford:

Okay, great. Thank you.

Operator:

Ladies and gentlemen, we are out of time for questions today. I'd like to turn the call back to Jin Kang for closing remarks.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	5

Jin Kang:

Thank you, Operator. We thank you all for joining us today on our first quarter call. We look forward to connecting with you all on our second quarter 2018 call in August. We appreciate everyone taking the time to join us today. Thank you again and have a great evening.

Operator:

Thank you. This concludes today's conference. Thank you for your participation. You may disconnect your lines at this time.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	6